January 8, 2007

Dear Shareholders of Integrated Environmental Technologies, Ltd.:

We are now moving into 2007 and need to address with you – our shareholders – the present standing of Integrated Environmental Technologies, Ltd. “IEVM” common stock has been trading at very low prices recently and we are concerned that misinformation about our financial status may exist in the public forum.

As with most young companies, Integrated Environmental Technologies, Ltd. experiences cash-flow restrictions that make operations difficult at times. We have recently progressed from a developmental stage company into an operational company. Operational advances for I.E.T., Inc. (Integrated Environmental Technologies, Ltd.’s wholly-owned operating subsidiary) are measured in the form of manufacturing, selling and delivering EcaFlo® equipment. As announced on September 20, 2006, the Company secured an exclusive supply agreement with a United States manufacturer of electro-chemical activation “cells” that out-perform the previously utilized flow-through electrolytic modules supplied from Russia. I.E.T., Inc.’s engineering staff have finished the EcaFlo® equipment design changes and are currently manufacturing and delivering “new electrolytic cell” equipment to existing and new customers. This period of transition was fully expected by management, yet the loss in revenues while implementing the changes was, quite honestly, painful. Customer satisfaction with the “new and improved” EcaFlo® equipment is gratifying, both professionally and, more importantly, financially.

The Company’s course of action for the 1st quarter of 2007 is to stabilize our market value with a combination of financing with an investment banking group and/or an industry partner, and to move operations forward by building and selling more EcaFlo® equipment into the commercial markets at hand. As simple as these items may seem, barriers are expected. The Company will continue to expand its operations by using sound business principles, garnering successes, and learning from failures. Not all barriers will be anticipated, but management will continue to achieve goals, while using money-saving tactics.

Integrated Environmental Technologies, Ltd. appreciates its long-standing and new shareholders. We pledge to approach 2007 with the optimism and dogged determination deserved and encourage you to visit our investor relations website (www.ietltd.net) or call us (843.390.2500) directly for any additional information.

Best Wishes for the New Year,

/s/ William Prince	/s/ Marion Sofield
William E. Prince	Marion C. Sofield
President & CEO	Secretary